Exhibit 10.18
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                           EMPLOYMENT AGREEMENT

          This Agreement is made the 16th day of October, 1995 by and among DONALD M. KARP (hereinafter referred to as "Karp") and BROAD NATIONAL BANCORPORATION, a corporation organized under the laws of the State of New Jersey (hereinafter, together with any successor entity, referred to as the "Corporation").

                                WITNESSETH:

          WHEREAS, Karp has for a number of years been employed as Chairman and Chief Executive Officer of the Corporation and its subsidiary, Broad National Bank, a national banking association (hereinafter, together with any successor entity, referred to as the "Bank").

          WHEREAS, the Board of Directors of the Corporation believes that the continued leadership and productivity of Karp will be extremely beneficial and will significantly contribute to the continued growth and financial security of the Corporation and the Bank; and

          WHEREAS, the Corporation wishes to assure itself and the Bank of the services of Karp as an employee, officer and, if elected, director of the Corporation and the Bank for the period provided in this Agreement, and Karp has agreed to serve in the employ of the Corporation and the Bank in such capacities on the terms and conditions hereinafter set forth; and

          WHEREAS, the Board of Directors of the Corporation has determined that the best interests of the Corporation would be served by providing Karp with protection and special benefits following any change of control of the Corporation;

          NOW, THEREFORE, for and in consideration of the employment of Karp with the Corporation, the compensation to be paid and the other benefits to be provided to Karp by the Corporation for his services and the mutual covenants set forth in this Agreement, the parties hereto hereby agree as follows:

          1.   EMPLOYMENT

               1.1 The Corporation agrees to the continued employment of Karp, and Karp agrees to continue to be employed by the Corporation and the Bank for the period stated in Section 2.1 hereof and upon the other terms and conditions herein provided.
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          2.      TERM, POSITION AND RESPONSIBILITIES

               2.1 Term of Employment. The period of Karp's employment under this Agreement shall be deemed to have commenced as of October 1, 1995 and shall continue for a period of sixty (60) full calendar months thereafter and any extensions thereafter, unless this Agreement is earlier terminated in accordance with the terms hereof (the "Employment Period"). After twenty-four months of such term of employment and continuing each month thereafter until Karp shall have attained the age of sixty-two (62), this Agreement shall be deemed extended for one additional calendar month, so that at all times until Karp attains the age of sixty-two, this Agreement shall have a minimum term of thirty-six (36) months. Notwithstanding the foregoing, if at any time during the Employment Period the shareholders of the Corporation vote either (I) to approve an agreement to merge or consolidate the Corporation with or into another corporation or (ii) to sell or otherwise dispose of all or substantially all of its or their assets, in either case, in a transaction in which a majority of the outstanding stock of the surviving or acquiring corporation following such merger, consolidation or sale of assets shall not be held by persons holding a majority of the outstanding shares of the Corporation immediately prior to such transaction, the period of Karp's employment shall automatically be extended without further action by the respective parties for such number of full additional calendar months as shall be necessary to cause the term hereof to be extended to sixty (60) calendar months beginning with the month immediately following the month in which such vote is taken, provided that such term shall not be extended past Karp's sixty-fifth (65th) birthday.

               2.2  Duties During Employment.  During the Employment
Period, Karp shall serve as the Chairman and Chief Executive Officer of the Corporation and the Bank and shall have the customary duties and responsibilities of each such officer; provided, however, that if the term of Karp's employment is extended pursuant to Section 2.1 hereof, then during that portion of the extended term which shall be after the effective date of a merger, consolidation or sale of assets as to which a vote of shareholders shall have been taken, Karp's duties shall be such as shall be agreed upon by Karp and his then employer in writing. In addition, during the Employment Period, if elected, Karp shall also serve, without any additional compensation or
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fees, as a member of the Board of Directors and as a member of the Executive
Committees of the Corporation and of the Bank.

     3.   COMPENSATION AND REIMBURSEMENT OF EXPENSES

               3.1  Compensation - Base Salary.

                    A. The compensation specified under this Agreement shall constitute the salary and benefits paid Karp for his services as described in Section 2.2 by the Corporation and the Bank. Effective October 1, 1995, the Corporation shall pay or cause the Bank to pay Karp as compensation an annual salary ("Base Salary") at the combined rate of not less than two hundred thousand dollars $200,000 per year; the same salary approved by the Board in 1994 as Karp's salary for 1995.. During the period of this Agreement it is understood and agreed that Karp's Base Salary shall be reviewed by the Board of Directors of the Corporation or the Bank or a committee or committees thereof at least annually. The first such review shall be made no later than December 31, 1995. The Board of Directors of the Corporation or the Bank or the committee or committees thereof may, in their sole discretion, increase the Base Salary to be paid to Karp from time to time, to reflect Karp's performance and to maintain a compensation level comparable to that of similarly situated executives in the financial institutions industry, but the Base Salary may not be decreased below the Base Salary specified above in this paragraph A without the written consent of Karp. Karp's salary shall be payable in accordance with the customary payroll practices of the Bank and the Corporation, respectively, but in no event less frequently than monthly.

                    B.   From time to time, the Boards of Directors of
the Corporation and Bank shall apportion between the Bank and the Corporation amounts payable hereunder without affecting Karp's rights hereunder. Such apportionment shall be made (I) on the basis of the judgment of such Boards of Directors as to Karp's relative responsibilities and contributions with respect to the Bank and the Corporation, and (ii) on the basis of such other factors as such Boards of Directors may deem appropriate. Any amounts not allocated to the Bank hereunder shall be allocated to the Corporation.
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               3.2  Participation in Bonus Plan.  Karp shall be entitled
to participate in such bonus or other incentive compensation plan(s) as currently is or may hereafter be established by the Corporation or the Bank for their respective executive officers during the Employment Period. Any such bonus shall be payable in the manner specified by the appropriate Board of Directors, or committee of such Board of Directors, at the time such bonus is awarded.

               3.3 Participation in Benefit Plans. The payments provided for in Sections 3, 5 and 6 hereof, except where specifically provided otherwise, are in addition to any other benefits to which Karp may be, or may become, -entitled under any roup hospitalization, health, dental care, or sick-leave plan, life or other insurance or death benefit plan, travel or accident insurance, retirement income or pension plan or program of the Corporation or Bank, or other present or future group employee benefit plan or program of the Bank or Corporation, for which their executive officers are or shall become eligible to receive during the Employment Period, and during any subsequent period for which Karp shall be entitled to receive payments from the Corporation under sections 5 and 6 to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Karp shall contribute such amounts towards such benefits as are required of all employees so long as he receives such benefits. Nothing contained in this Agreement shall prevent the Board of Directors of the Corporation or the Bank from amending or otherwise altering any such plan, program or arrangement so long as such amendment or alteration equitably affects all executive officers of the Bank or Corporation.

               3.4 Salary Following Change-in-Control. In the event any Change in Control of the Corporation, as defined in Section 4.1C, shall occur and Karp shall not terminate this Agreement, Karp's Base Salary shall be increased by an amount equal to his average bonus paid during the most recent two full calendar years prior to such transaction. In that event, any bonus to which Karp would thereafter otherwise be entitled may be reduced (but not to less than zero) by the amount of the increase in Base Salary resulting from the operation of this paragraph.

               3.5 Additional Benefits. The Corporation recognizes that it is essential to the performance by Karp of his duties and responsibilities that the Corporation, it its cost,
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provide him with the use of certain facilities and that the Corporation incur certain expenses during the Employment Period, as follows:

                    A. An office commensurate with his position, and a secretary, as he requires, and the continued nonexclusive use of the offices and facilities on the second floor of the Bank's building previously used by Karp.

                    B. The exclusive use of an automobile comparable to that now being used by Karp now or previously, which vehicle shall be no more than two years old at any time hereunder.

                    C.   Payment of or reimbursement to Karp, in
accordance with such policies and procedures as the respective Boards of Directors of the Bank or the Corporation may establish from time to time, for all reasonable travel, entertainment, country club dues and other expenses incurred by Karp in the performance of his obligations under this Agreement; except that country club dues shall not be paid for Karp unless there is a change in control as defined herein or as otherwise specified by the Board.

                    D. Karp shall be entitled to four (4) weeks' paid vacation per calendar year (prorated in any calendar year or in which Karp is employed hereunder for less than such entire year).

                    E. Participation in the Bank's Split Dollar Life Insurance Plan with coverage of $500,000 per a policy previously purchased.

          4.   TERMINATION OF EMPLOYMENT

               4.1 Termination of Employment. Karp's employment under this Agreement may be terminated by the Corporation or Karp as follows:

                    A.   Disability.  If, as a result of Karp's
incapacity due to physical or mental illness or injury, Karp shall have been absent from his duties with the Corporation on a full time basis or he is unable to substantially perform the services required for his employment for a period of six (6) consecutive months, or shorter periods aggregating one hundred eighty (180) days within any consecutive twelve (12) month period, and within thirty (30) days after written notice of potential termination is given by either the Bank or the Corporation he shall not have
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returned to the full-time performance of his duties within such notice period, then Karp's employment under this Agreement will terminate for "Disability".

                    B.   Death.   If Karp dies while employed under this
Agreement, his employment with the Corporation under this Agreement will terminate as of the date of his death ("Date of Death").

                    C. Termination by Karp. Karp shall be entitled to terminate his employment with the Corporation (I) if the Corporation defaults or otherwise commits a breach of a material term or condition of this Agreement, or (ii) for "Good Reason" as defined below or (iii) upon the occurrence of a "Change in Control" as defined below.

               For purposes of this Agreement "Good Reason" shall mean any of the following:

                         1.   The assignment to Karp of any duties
inconsistent with, or the reduction of powers or functions associated with Karp's position, title, duties, responsibilities and status with the Corporation as set forth herein, or as later agreed upon by Karp and the Corporation;

                         2.   Any removal of Karp from, or any failure
to re-elect Karp to, any position(s) or office(s) Karp held immediately prior to such action;

                         3.   A reduction by the Corporation in Karp's
annual base Compensation;

                         4.   The Corporation's transfer of Karp to
another geographic location from his present office location, except for required travel on the Corporation's business to an extent substantially consistent with Karp's business travel obligations immediately prior to the date hereof,

                         5.   The failure by the Corporation to continue
in effect any employee benefit plan, program or arrangement (including, without limitation the Corporation's retirement plan, benefit equalization plan, life insurance plan, health and accident plan, disability plan, deferred compensation plan or long term stock incentive plan) in which Karp is participating immediately prior to the date hereof (except that the Corporation may institute or continue plans, programs or arrangements providing Karp with substantially similar benefits); the
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taking of any action by the Corporation which would adversely affect Karp's participation in or materially reduce Karp's benefits under, any of such plans, programs or arrangements; the failure to continue, or the taking of any action which would deprive Karp, of any material fringe benefit enjoyed by Karp immediately prior to the date hereof;

                          6.  Any purported termination of Karp's
employment by the Corporation during the term of this Agreement which is not effected pursuant to all of the requirements of this Agreement; and, for purposes of this Agreement, no such purported termination shall be effective.

               For purposes of this Agreement, a "Change in Control" shall mean and shall be deemed to have occurred, if at any time during the Employment Period, directly or indirectly, in one or a series of transactions,

                         1.   any person or group (as defined in
Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (15 U.S.C. Section 78m(d) and 15 U.S.C. Section 78n(d) as in effect on the date hereof other than the Corporation or Karp has acquired:

                              (a)  more than twenty (20%) percent of
the outstanding common stock of the Corporation, or equivalent in voting power of any class or classes of outstanding securities of the Corporation ordinarily entitled to vote in elections of directors;

                              (b)  irrevocable proxies representing
more than twenty (20%) percent of any class of voting stock of the Corporation;

                              (c)  any combination of voting stock and
irrevocable proxies representing more than twenty (20%) percent of any class of voting stock of the Corporation; or

                              (d)  the ability to control in any manner
the election of a majority of the directors of the Corporation.

                         2.   Prior to any Change in Control, the
Karp/Lesnik family sells or otherwise disposes of fifty (50%) percent or more of the voting securities of the Corporation owned by such family as of the date hereof to a nonfamily member or members.
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                        3.   Any merger or consolidation of the Bank or
the Corporation into or with another entity has occurred or a sale of substantially all of the Corporation shall have occurred following which a majority of the voting stock of the surviving or acquiring corporation shall be held by persons other than those persons who held a majority of the voting stock of the Corporation immediately prior thereto.

                    D. Termination by Corporation. notwithstanding any other provisions of this Agreement, the Corporation shall be entitled to terminate Karp's employment with or without "cause". For purposes of this Agreement, "cause" shall mean (I) willful and continued failure by Karp to perform his duties for the Corporation under this Agreement (as it may be modified or supplemented in the event of a Change-in-Control) after at least one warning in writing from the Corporation's Board of Directors identifying specifically any such failure; (ii) the willful engaging by Karp in misconduct which causes material injury to the Corporation as specified in a written notice to Karp from the Board of Directors; or (iii) conviction of a crime, other than a traffic violation, habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (with respect to drunkenness or absenteeism only) in writing from the Board of Directors to refrain from such behavior. No act or failure to act on the part of Karp shall be considered willful unless done, or omitted to be done, by Karp not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation.

               4.2 Notice of Termination. Any purported termination by the Corporation or by Karp in accordance with Section 4.1, (excluding Section 4.1B) shall be communicated by written Notice of Termination to the other party or parties hereto in accordance with this Section 4.2. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Karp's employment under the provision so indicated.

               4.3 Date of Termination, etc. "Date of Termination" shall mean (a) if Karp's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full time basis during such 30-day period), and (b) if his employment is terminated for any other reason, the date specified in the Notice of Termination; provided, that if within thirty (30) days after a Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the earlier of:
(I) the date upon which the dispute is finally determined by mutual agreement of the parties or by a binding arbitration award entered in accordance with
Section 9 hereof; or, (ii) the expiration of the Employment Period then existing under this Agreement; provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable dispatch and diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay Karp his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given as though termination had not occurred, until the dispute is finally resolved in accordance with this Section at which time the parties shall adjust for any overpayment or underpayment made. Amounts paid under this Section are in addition to other amounts due under this Agreement and unless specifically provided otherwise shall not be offset against to reduce any other amounts due under this Agreement.

          5.   TERMINATION BENEFITS

               5.1 Disability Termination Benefits. Upon the termination of Karp's employment with the Corporation as a result of "Disability" pursuant to Section 4.1A, the Corporation shall pay to Karp a monthly disability benefit equal to one hundred (100%) percent of his Base Salary, at the rate in effect on the "Date of Termination", for a period of one year from and after said date; provided, however, that any amounts payable under this Section 5.1 shall be reduced by any amounts paid to Karp under any other disability program or policy (other than Social Security) maintained by the Bank or the Corporation. If the amount of such disability insurance payments exceed the amount otherwise payable under this Section 5.1, Karp may retain the entire amount of such disability insurance payments inclusive of the excess, if any. Such payments shall be made by the Corporation to Karp, or in the event of his subsequent death, to his beneficiary or beneficiaries, or his estate, as the case may be, in accordance with the customary payroll practices of the Corporation.

          During the period Karp is entitled to receive payments from the Corporation under this Section 5.1, the Corporation shall maintain or cause to be maintained life and health insurance benefits for Karp at least equivalent to those he had at the Date of Termination with any amendments and/or alterations subsequently made equitably to all executive officers of the Bank and/or the Corporation. During the period Karp is entitled to receive payment from the Corporation under this Section 5.1 he shall not be an agent of the Corporation, and shall not be considered an "employee" of the Corporation except as respects any requirements specifically imposed by law or as may otherwise be required to continue any insurance benefits provided for in this
Section 5.1.

               5.2 Benefits Payable Upon Death. Within thirty (30) days after the Date of Death, the Corporation shall pay to Karp's beneficiary or beneficiaries, or his estate, as the case may be, a lump sum benefit equal to one full year salary from the date of death.

               5.3 Benefits Pavable Upon Termination by Karp. In the event that Karp terminates his employment with the Corporation under Section 4.1C of this Agreement, the Corporation shall pay to Karp within thirty (30) days of such termination as severance a lump sum equal to 2.99 times the highest annual cash compensation, consisting solely of salary and bonus, paid to Karp during any calendar year in each of the three calendar years immediately prior to the Change-in-Control. The Corporation also shall continue to provide Karp during the remainder of the Contract Period with health, hospitalization and medical insurance, as were provided at the time of the termination of his employment with the Corporation, at the Corporation's cost; provided, however, if Karp enters into a new employment agreement with the Corporation or such entity as survives the Change of Control, and at an equal or greater rate of compensation and benefits to that which is provided to Karp by the Corporation hereunder, or, if such surviving entity shall assume the Corporation's obligations under this Agreement, which assumption shall include but not be limited to obligations as to future Changes in Control, with duties as agreed upon between Karp and such successor entity, then, in either such event, the Corporation shall have no obligation to provide, and Karp shall not be entitled to receive, any of the foregoing benefits or the benefits provided under Section 6 hereof.

               5.4 Termination by the Corporation for Cause. If Karp's employment under this Agreement is terminated by the Corporation for "cause" (as defined in Section 4.1D), or if Karp voluntarily resigns his employment other than pursuant to Section 4.1C, the Corporation shall pay to Karp his Base Salary as then in effect that has accrued to the Date of Termination. Unless otherwise determined by the Board of Director of the Corporation, Karp shall have no right to receive compensation or other benefits under this Agreement after such a termination for "cause" or following a voluntary resignation except as otherwise provided in this Agreement.

               5.5  Termination by the Corporation for Other than Cause.
If during the Employment Period the Bank or the Corporation or both of them terminate Karp's employment other than for "cause" (as defined in Section 4.1D) or other than for the reasons specified in Sections 1.3, 1.4, 1.5 and
1.6 of this Agreement, then in such event the Corporations shall, within thirty (30) days following such termination, pay Karp, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance a lump sum equal to the aggregate amount of the future Base Salary and bonus payments Karp would have received if he continued in the employ of the Corporation for the remainder of the then existing Employment Period of this Agreement at the highest rate of Base Salary and bonus paid to Karp at any time under this Agreement or within two years prior to the date hereof. Karp shall not be required to mitigate damages by seeking other employment and payments required to be made hereunder shall not be reduced by any other income which Karp may receive or by any set-offs or claims which may exist against Karp for any reason whatsoever.

               5.6  Certain Reduction of Payments by the Corporation.

                    A. Anything in this Agreement to the contrary notwithstanding, prior to the payment of any lump sum amount payable hereunder, the certified public accountants of the Corporation immediately prior to a Change of Control (the "Certified Public Accountants) shall determine as promptly as practical and in any event within 20 business days following the termination of employment of Karp whether any payment or distribution by the Corporation to or for the benefit of Karp (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would more likely than not be nondeductible by the Corporation for Federal income purposes because of Section 28OG of the Internal Revenue Code of 1986, as amended (the "Code"), and if it is then the aggregate present value of amounts payable or distributable to or for the benefit of Karp pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the reduced Amount. For purposes of this paragraph, the "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Corporation because of said Section 280G of the Code.

                    B. If under paragraph A. of this section the Certified Public Accountants determine that any Payment would more likely than not be nondeductible by the Corporation because of Section 280G of the Code, the Corporation shall promptly give Karp notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and Karp may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount), and shall advise the Corporation in writing of his election within 20 business days of his receipt of notice. If no such election is made by Karp within such 20-day period, the Corporation may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present Value of the Agreement Payments equals the Reduced Amount) and shall notify Karp promptly of such election. For purposes of this paragraph, present Value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Certified Public Accountants shall be binding upon the Corporation and Karp shall be made within 20 business days of a termination of employment of Karp. With the consent of Karp, the Corporation may suspend part or all of the lump sum payment due Karp hereunder until the Certified Public Accountants finish the determination and Karp (or the Corporation, as the case may be) elect how to reduce the Agreement Payments, if necessary. As promptly as practicable following such determination and the elections hereunder, the Corporation shall pay to or distribute to or for the benefit of Karp, such amounts as are then due to Karp under this Agreement and shall promptly pay to or distribute for the benefit of Karp in the future such amounts as become due to Karp under this Agreement. It is hereby stipulated that a reasonable and practicable time for payment to Karp shall be no later than 10 days after a written request for payment is made by Karp.

                    C.   As a result of the uncertainty in the application of
Section 280G of the Code, it is possible that Agreement Payments may have been made by the Corporation which should not have been made ("Overpayment") or that additional Agreement Payments which will have not been made by the Corporation could have been made ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Certified Public Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or Karp which said Certified Public Accountants believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Karp which Karp shall repay to the Corporation together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by Karp to the Corporation in and for the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Certified Public Accountants, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Karp together with interest at the applicable Federal rate provided for in
Section 7872(f)(2)(A) of the Code.

          6.    OTHER TERMINATION BENEFITS

               6.1 Insurance. If Karp's employment with the Corporation shall be terminated either by Karp pursuant to the provisions of Section 4.1C or by the Corporation without "cause"', the Corporation will continue or cause to be continued the life and health insurance coverage substantially identical to the coverage maintained by the Corporation for Karp prior to his severance. Karp shall contribute such amounts toward such benefits as are required of all employees of the Corporation so long as he receives such benefits.

               6.2 Special Retirement Benefits. If Karp's employment with the Corporation shall be terminated either by Karp pursuant to the provisions of Section 4.1C or by the Corporation or either of them without "cause", Karp shall be entitled to receive "Special Retirement Benefits" from the Corporation so that the total retirement benefits Karp receives from the Corporation will approximate the total retirement benefits Karp would have received under all qualified retirement plans (which shall not include severance plans) of the Corporation in which Karp participates were Karp fully vested under such qualified retirement plans as if Karp had continued in the employ of the Corporation for the remaining term of this Agreement or until his retirement. The benefits specified in this Section 6.2 will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to Karp or his beneficiary(s) under this Section 6.2 shall equal the excess of (1) the benefits that would be paid to Karp or his beneficiaries, under all retirement plans of the Corporation in which Karp participates if Karp were fully vested under such plans over (2) the benefits that are payable to Karp or his beneficiaries under all retirement plans of the Corporation in which Karp participates. These Special Retirement Benefits are provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code and shall be payable solely from the general assets of the Corporation. These Special Retirement Benefits shall be payable at all times and in the manner provided in the applicable retirement plans to which they relate.

               6.3 Split Dollar Insurance. If Karp's employment with the Corporation shall be terminated by him pursuant to Section 4.1C or by the Corporation, or if the Corporation shall terminate Karp's employment otherwise than for cause, the Corporation shall continue to pay the premium for and maintain the Broad National Bank Split Dollar Life Insurance or comparable plan for and on behalf of Karp with coverage of $500,000 until such time as said policy is fully paid.

               6.4 Use of Vehicle. If Karp shall terminate his employment with the Corporation pursuant to Section 4.1C or if the Corporation shall terminate his employment otherwise than for cause, the Corporation shall at its option provide Karp with the use of the late model car specified in
Section 3.4B for a period of twenty-four (24) months following the Date of

Termination or the reasonable value corresponding to such usage; provided, however, that notwithstanding the foregoing Karp may in lieu thereof elect to purchase said vehicle at its then present value by providing the Corporation with written notice of such election.

               6.5 Payments Upon Termination. Termination of this Agreement on any grounds whatsoever will not affect the obligations of the parties to make payment of any sums that have accrued or remain unpaid at effective date of such termination.

               7.   FEDERAL INCOME TAX WITHHOLDING

               The Corporation may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          8.      ARBITRATION

               In the event that any claim, controversy, issue or other dispute arises under this Agreement, the breach thereof, the termination of Karp's employment by the Corporation under Section 4 of this Agreement, including, any claim based in whole or in part on federal or state constitutions, statutes or regulations, local ordinances, the common law or public policy, including, but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act of 1988, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Civil Rights Act of 1971, the Rehabilitation Act of 1973 and the Vietnam Era Veterans Readjustment Assistance Act of 1974, or the amount of any payments under Sections 5 or 6, if the claim, controversy, issue or dispute is not settled by agreement among the parties, the dispute shall be settled by a panel of three (3) arbitrators in the State of New Jersey, the arbitrators to be chosen by The American Arbitration Association, under the auspices of, and in accordance with the applicable rules of, the American Arbitration Association then in effect, and the decision of the three arbitrators shall be final and conclusive on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof. The award of the arbitrators shall be in writing and shall specify the factual and legal basis for the award. Karp shall be entitled to reimbursement by the Corporation for all reasonable, legal and other professional fees and expenses incurred by him in such arbitration or in enforcing the award, including the reasonable attorneys' fees. The parties agree that resolution of any such claim, controversy, issue or other dispute pursuant to the foregoing arbitration proceeding is intended to be final and binding on them and any award rendered by such arbitrator shall constitute a complete, final and binding adjudication of any and all legal or factual issues pertaining to or arising out of the matter that gave rise to the controversy or dispute. The provisions of this Article 8 shall survive the termination of this Agreement for any reason whatsoever.

          9.   ENTIRE AGREEMENT

               This writing shall constitute the entire Agreement of the parties as to the employment and compensation of Karp by the Corporation, and shall supersede any and all prior agreements and understandings, whether they be oral or in writing.

          10.  SEVERABILITY

               If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not effect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid and the rest of such provision together with all provisions of this Agreement shall to the full extent consistent with law continue in full force and effect.

          11.  AMENDMENT OF AGREEMENT

               This Agreement may not be modified or amended except by instrument in writing signed by the parties hereto.

          12.  WAIVER

               No term or condition of this Agreement shall be deemed to have been waived, or shall there be any estoppel against the enforcement of any provision of this Agreement, except by a written instrument executed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future nor as to any act other than that specifically waived.

          13.  HEADINGS

               Headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

          14.  BINDING EFFECT AND GOVERNING LAW

               All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by and against Karp and his executors, administrators and heirs and the Corporation and their respective permitted successors and assigns. This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by the laws of said State.

          15.  NO ATTACHMENT

               Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt to voluntary or involuntary, to affect any such action shall be null, void and of no effect.

          16.  NONASSIGNABILITY

               Neither this Agreement nor any right or interest hereunder shall be assignable by Karp, his beneficiaries or legal representatives without the Corporation's prior written consent; provided, however, that nothing in this Section 19 shall preclude (a) Karp from designating a beneficiary to receive any benefit payable hereunder upon his death, or (b) the executors, administrators or other legal representatives of Karp or his estate from assigning any rights hereunder to the person or persons entitled thereto.

               IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and their respective seals to be affixed hereunto by their duly authorized officers, and Karp, has signed this Agreement, all as of the date first written above.

ATTEST:                            BROAD NATIONAL BANCORPORATION

/s/ James Boyle                    By /s/ John A. Dorman
Secretary


WITNESS:

/s/ Margaret R. Nurnberger         /s/ Donald M. Karp
                                   DONALD M. KARP


          BROAD NATIONAL BANK, a national banking association organized under the laws of the United States of America, hereby acknowledges and agrees to be bound to the extent applicable by the terms of the Employment Agreement dated October 16, 1995 between DONALD M. KARP and BROAD NATIONAL BANCORPORATION and guarantees payment and performance of the terms of said agreement to the extent permitted by the laws of New Jersey and the laws of the United States of America.


ATTEST:                                 BROAD NATIONAL BANK



/s/ James Boyle                         By /s/ John A. Dorman
Secretary                                  John A. Dorman
                                           President & COO


WITNESS:


/s/ Margaret R. Nurnberger              Dated: 10/16/95